Exhibit 10.1

EXCHANGE AGREEMENT

This Exchange Agreement (the “Agreement”) is entered into this 28th day of August, 2012, by and among Timios National Corporation, a Delaware corporation (the “Company”), YA Global Investments, L.P., a Cayman Islands exempt limited partnership (“YA”), C. Thomas McMillen (“McMillen”), Michael T. Brigante (“Brigante”), FFZ Family Trust (“FFZ”), Trevor Stoffer (“Stoffer,” and with McMillen, Brigante and FFZ, the “Management”), Raymond Davison (“Davison”), Leonard Splane (“LSplane”), Timothy Splane (“TSplane”), Yutaka Sarumaru (“Sarumaru”) and Ross English (“English,” and with Stoffer, Davison, LSplane, TSplane and Sarumaru, the “Timios Management”).

W I T N E S S E T H :

WHEREAS, all parties hereto desire to exchange certain debt and securities of the Company owned by them and all rights, title and interest therein or associated therewith in exchange for Series J Preferred Stock of the Company, par value $0.01 per share (the “Series J Preferred”), having the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth in the Certificate of Designations, Preferences and Rights of the Series J Preferred, in substantially the form attached hereto as Exhibit A (the “Certificate of Designations”), in accordance with the terms of this Agreement (collectively, the “Exchange”), specifically:

•      YA shall exchange (i) 9,549 shares of the Company’s Series H Preferred Stock, par value $0.01 per share (the “Series H Preferred”), and all rights, title and interest therein, including, without limitation, any accrued dividends; (ii) 1,000,000 shares of the Company’s Series F Preferred Stock, par value $0.01 per share (the “Series F Preferred”), and all rights, title and interest therein, including, without limitation, any accrued dividends; (iii) warrants numbered HOMS-5-1 and HOMS-5-2 issued on March 14, 2008 (the “Warrants”) for the purchase of up to an aggregate of 83,333,333 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and all rights, title and interest in the YA Notes (as defined below), for an aggregate of 2,043,810 shares of Series J Preferred:

•      Amended and Restated Non-Recourse Promissory Note dated the date hereof (the “Second Amended and Restated Non-Recourse Note”) in the original principal amount of Nine Hundred Seventy Thousand Six Hundred Eight and 56/100 Dollars ($970,608.56) by the Company in favor of YA;

•      Promissory Note issued November 28, 2008 (the “November 28 Promissory Note”) in the original principal amount of Seventy One Thousand Three Hundred Forty Four and 75/100 Dollars ($71,344.75) by the Company in favor of YA;

•      Promissory Note issued November 26, 2008 (the “November 26 Promissory Note”) in the original principal amount of One Hundred Seventy Eight Thousand Six Hundred Fifty Five and 21/100 Dollars ($178,655.21) by the Company in favor of YA;

•      Secured Promissory Note issued March 14, 2008 (the “First March 2008 Promissory Note”) in the original principal amount of Eight Hundred Seventy Eight Thousand Nine Hundred Twenty Three and 42/100 Dollars ($878,923.42) by the Company in favor of YA; and

•      Secured Promissory Note issued March 14, 2008 (the “Third March 2008 Promissory Note” and, collectively, with the Second Amended and Restated Note, November 28 Promissory Note, November 26 Promissory Note and First March 2008 Note, the “YA Notes”) in the original principal amount of Six Million Three Hundred Ten Thousand and 00/100 Dollars ($6,310,000.00) by the Company in favor of YA;

•      The Management shall exchange an aggregate of 350 shares of Series H Preferred, and all rights, title and interest therein, including, without limitation, any and all accrued dividends, in exchange for an aggregate of 146,667 shares of Series J Preferred, as set forth in more detail on Schedule 1 hereto; and

•      The Timios Management shall exchange an aggregate of 500,000 shares of Series A  Preferred Stock, par value $0.001 per share (the “FRES Preferred” and, with the Series F Preferred, Series H Preferred and the Warrants, the “Securities”), of Fiducia Real Estate Solutions, Inc. (“FRES”) and all rights, title and interest therein, including, without limitation, any and all accrued dividends, in exchange for an aggregate of 428,571 shares of Series J Preferred and 307,985 shares of Common Stock, as set forth in more detail on Schedule 1 hereto;

WHEREAS, pursuant to the terms of a merger agreement entered into as of the date hereof by and between the Company and Fiducia Holdings Corporation, in substantially the form of Exhibit B hereto (the “Merger Agreement”), an aggregate of 49 shares of common stock, par value $0.001 per share (the “Fiducia Holdings Shares”), of Fiducia Holdings Corporation (“Fiducia Holdings”) owned by McMillen and Brigante have been exchanged for an aggregate of 95 shares of Series J Preferred and 1,759,288 shares of Common Stock, as set forth in more detail on Schedule 1 hereto;

WHEREAS, concurrently with, and as a condition precedent to the Exchange, that certain Secured Promissory Note issued March 14, 2008 (the “Second March 2008 Note”) in the original principal amount of Six Million Seven Hundred Fifty Thousand and 00/100 Dollars ($6,750,000.00) by the Company in favor of YA shall be amended and restated into two non-recourse promissory notes, the first of which shall be an Amended and Restated Non-Recourse Promissory Note dated the date hereof (the “First Amended and Restated Non-Recourse Note”) in the original principal amount of Two Million Three Hundred Eleven Thousand Fifty and 00/100 Dollars ($2,311,050), substantially in the form attached hereto as Exhibit C, and the second of which shall be the Second Amended and Restated Non-Recourse Note (as defined in the first recital hereof), substantially in the form attached hereto as Exhibit D, which Second Amended and Restated Non-Recourse Note, along with the other YA Notes, shall be exchanged for shares of Series J Preferred, as described in the first recital hereof;

WHEREAS, all accrued and unpaid interest under the Second March 2008 Note shall be incorporated into the principal balances of the First Amended and Restated Non-Recourse Note and the Second Amended and Restated Non-Recourse Note and therefore, on the date on which the First Amended and Restated Non-Recourse Note and the Second Amended and Restated Non-Recourse Note are issued, there shall be no accrued and unpaid interest thereunder.

WHEREAS, concurrently with, and as a condition precedent to the Exchange, YA and the Company shall enter into a termination and release agreement in substantially the form attached hereto as Exhibit E (the “Termination and Release Agreement”), pursuant to which YA terminates the Company’s obligations pursuant to:

•      the Securities Purchase Agreement by and between the Company and YA dated March 13, 2008;

•      the Stock Pledge Agreement by and between the Company and YA dated as of November 26, 2008;

•      the Stock Pledge Agreement by and between the Company and YA dated as of November 28, 2008;

•      the Registration Rights Agreement by and between the Company and YA dated as of March 14, 2008; and

•      the Investor Registration Rights Agreement by and between the Company and YA dated as of February 6, 2006;

WHEREAS, concurrently with, and as a condition precedent to the Exchange, YA, the Company, Timios Management,  FRES and Fiducia Holdings shall enter into a letter agreement, in substantially the form of Exhibit F (the “Termination Letter”), pursuant to which all of the obligations under the letter dated July 29, 2011 by and among the Timios Management, FRES, Fiducia Holdings LLC and YA (the “July 29, 2011 Letter”), as joined by Fiducia Holdings on May 11, 2012 (the “Fiducia Holdings Joinder Letter”) and the letter by and among McMillen, Brigante, Fiducia Holdings and YA dated May 11, 2012 (the “May 11, 2012 Letter”) shall be terminated;

WHEREAS, concurrently with, and as a condition precedent to the Exchange, that certain Security Agreement dated as of March 14, 2008, by and among YA, the Company, Homeland Security Advisory Services LLC, and Celerity Systems, Inc., joined by NTG Management Corp. (f/k/a “Nexus Technologies Group, Inc.”) pursuant to that certain Joinder Agreement dated as of August 16, 2011, and joined by CSS Management Corp. (“CSS”) pursuant to that certain Joinder Agreement dated November 11, 2011, shall be amended and restated into two (2) Amended and Restated Security Agreements, the first of which shall be an Amended and Restated Security Agreement dated as of the date hereof by and between the Company and YA, substantially in the form attached hereto as Exhibit G (the “Company Amended and Restated Security Agreement”), and the second of which shall be an Amended and Restated Security Agreement dated as of the date hereof by and between CSS and YA, substantially in the form attached hereto as Exhibit H (the “ CSS Amended and Restated Security Agreement” and, with the Company Amended and Restated Security Agreement, the “Amended and Restated Security Agreements”), pursuant to which the Collateral (as defined, and more fully described, in the Amended and Restated Security Agreements) shall be limited to (i) all right, title and interest of the Company under that certain Non-Negotiable Promissory Note dated October 31, 2011, issued by Perma-Fix Environmental Services, Inc. (“PESI”) to the Company; (ii) shares of common stock of PESI, whether now owned or hereafter acquired, (iii) all right, title and interest of the Company under that certain Escrow Agreement, dated October 31, 2011, by and among the Company, PESI and SunTrust Bank; (iv) deposit account no. 1000038719851 held by the Company at SunTrust Bank; (v) all right, title and interest of CSS under that certain Escrow Agreement, dated August 19, 2011, by and among CSS (f/k/a Corporate Security Solutions, Inc.), Halifax Security, Inc. and CSC Trust Company of Delaware; and (vi) all supporting obligations, proceeds and products of any of the foregoing, including any insurance, wherever located, whether now owned, or now due, in which the Company and/or CSS has/have an interest or the power to transfer rights, or hereafter acquired, arising, or to become due, or in which the Company and/or CSS obtains/obtain an interest, or the power to transfer rights;

WHEREAS, concurrently with, and as a condition precedent to the Exchange, YA shall terminate the UCC financing statements identified on Schedule 2A and shall amend the collateral description on the

UCC financing statements identified on Schedule 2B to conform to the description of the Collateral, which UCC financings statements shall be substantially in the forms of Exhibits I-1 and I-2;

WHEREAS, concurrently with, and as a condition precedent to the Exchange, that certain Guaranty Agreement dated as of November 11, 2011 by CSS in favor of YA shall be amended and restated, in substantially the form of Exhibit J (the “Amended and Restated Guaranty”);

WHEREAS, concurrently with, and as a condition precedent to the Exchange, (a) YA and the Company shall, pursuant to a release letter in substantially the form of Exhibit K (the “Escrow Release Letter”), release each other from any obligations owed to one another under that certain (i) Stock Escrow Agreement dated as of March 14, 2008 by and among the Company, YA and K&L Gates LLP, as escrow agent; (ii) Escrow Agreement dated as of March 14, 2008 by and among the Company, YA, Yorkville Advisors, LLC and David Gonzalez (“Gonzalez”), as escrow agent; (iii) Escrow Agreement dated as of November 26, 2008, by and among the Company, YA and K&L Gates LLP, as escrow agent; and (iv) Stock Escrow Agreement dated as of November 28, 2008 by and among the Company, YA and K&L Gates LLP, as escrow agent, and (b) YA shall return to the Company all original stock certificates and related stock powers in YA’s possession (or affidavits of lost certificates in lieu thereof);

WHEREAS, concurrently with, and as a condition precedent to the Exchange, YA, the Company and David Gonzalez, Esq. shall terminate the authorization and direction to Worldwide Stock Transfer, LLC (“Worldwide”) under that certain (i) Irrevocable Transfer Agent Instructions by and among the Company, YA, Worldwide and Gonzalez, dated April 2006; and (ii) Irrevocable Transfer Agent Instructions by and among the Company, YA, Worldwide and Gonzalez, dated as of March 14, 2008, pursuant to a release letter in substantially the form of Exhibit L (the “Transfer Instructions Release Letter”);

WHEREAS, concurrently with, and as a condition precedent to the Exchange, YA agrees to execute the Written Consent of the Holders of the Series J Preferred, in substantially the form attached hereto as Exhibit M, pursuant to which YA shall approve the adoption of the Homeland Security Capital Corporation 2012 Employee, Director and Consultant Stock Plan, substantially in the form of Exhibit N (the “2012 Stock Plan”), pursuant to which the Company shall reserve for issuance up to 1,617,820 shares of the Company’s Common Stock, subject to adjustment in accordance with the terms of the 2012 Stock Plan, which approval shall be effective as and when YA becomes a holder of the Series J Preferred; and

WHEREAS, concurrently with, and as a condition precedent to the Exchange, the Management agrees to enter into the Voting Agreement, in substantially the form attached hereto as Exhibit O (the “Voting Agreement”), pursuant to which the Management and the Timios Management agree to vote all of their securities in favor of electing McMillen and Stoffer as members of the Company’s Board of Directors for so long as each of McMillen and Stoffer each own 5% of the issued and outstanding capital stock of the Company, on a fully diluted basis.

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, intending to be legally bound, the parties hereby agree as follows:

ARTICLE I
EXCHANGE OF DEBT AND/OR SECURITIES

SECTION 1.01       Authorization of Series J Preferred.   The Company has authorized the issuance of the Series J Preferred.

SECTION 1.02       Transfer and Contribution of the Securities and YA Notes; Issuance of the Series J Preferred and Common Stock.  The holders of the Securities and the YA Notes hereby agree to transfer, contribute, assign and deliver to the Company, in the form of the Assignments attached hereto as Exhibits P-1 and P-2, free and clear of any and all liens, charges, pledges or other encumbrances of any kind or nature (“Encumbrances”), and, in exchange and as consideration therefor, the Company hereby issues and delivers to the holders, the number of shares of Series J Preferred and Common Stock as set forth on Schedule 1 hereto (the “Shares”) and on the terms and conditions set forth in this Agreement.

SECTION 1.03       Further Assurances.  At any time and from time to time after the date hereof, at the request and expense of the Company and without further consideration, the holders will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Company and to confirm the Company’s title to the Securities.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants, as of date hereof, to the holders of the Securities, the YA Notes and the First Amended and Restated Non-Recourse Note as follows:

SECTION 2.01       Organization and Qualification.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business as currently conducted.

SECTION 2.02       Corporate Power and Authority.  The Company has all requisite legal and corporate power to execute, deliver and perform this Agreement and the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Company.

SECTION 2.03       Governmental Consents.  Except for the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, no other consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any US or other governmental authority on the part of the Company is or will be required in connection with the consummation of the transactions contemplated hereby.

SECTION 2.04       Non-Contravention.  Neither the execution nor delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will violate, conflict with or result in any breach of the Certificate of Incorporation or By-Laws of the Company, or any judgment, decree, order, law, rule or regulation applicable to the Company.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE HOLDERS

Each of the holders hereby represents and warrants to, severally and not jointly, as to itself and no other holder, and agrees with the Company as of date hereof (which representations and warranties shall survive the date hereof):

SECTION 3.01       Title to Securities.  Each holder owns beneficially and of record, free and clear of all Encumbrances, the Securities set forth opposite its name on Schedule 1 hereto.  There is no restriction affecting the ability of the holder to transfer the legal and beneficial title and ownership of such Securities to the Company and, upon delivery thereof to the Company pursuant to the terms of this Agreement, the Company will acquire record and beneficial title to such Securities, free and clear of all Encumbrances.

SECTION 3.02       Ownership of the YA Notes.  YA is the lawful holder and owner of the YA Notes and the obligations evidenced by the YA Notes and all related security and debt documents (collectively, the “Debt Documents”), and is the sole beneficiary and secured party thereunder.  Neither the YA Notes or the Debt Documents, nor YA’s interest therein, is subject to any prior assignment, participation interest or other encumbrance of any kind, and YA has the full power and right to execute this Agreement.

SECTION 3.03       Holder’s Authority to Execute and Perform Agreement.  Each holder: (a) who is an individual, has the legal capacity and full legal right and power and all authority and approval required by law to enter into this Agreement and to perform his, her or its obligations hereunder; or (b) which is an entity, has all requisite legal power to execute, deliver and perform this Agreement and the transactions contemplated hereby.  Each holder has duly executed and delivered this Agreement, and this Agreement is the respective legal, valid and binding obligation of each such holder, enforceable against such holder in accordance with its terms. The execution, delivery and performance of this Agreement by each such holder does not and will not result in any violation of or conflict with, or constitute a default under (i) any contract, agreement, document or instrument to which such holder is party or by which such holder or any of the holder’s properties are bound, or (ii) any law, rule, regulation, judgment or order to which such holder is subject.

SECTION 3.04       Accredited Investor.  Each holder is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended (“Securities Act”).

SECTION 3.05       Purchase for Investment; Residence.  Each holder is acquiring the Shares for investment for his, her or its own account and not with a view to the distribution or public offering thereof within the meaning of the Securities Act.  Each holder understands that the Shares have not been registered under the Securities Act and may not be sold or transferred without such registration or an exemption therefrom.  Each holder is sufficiently experienced in financial and business matters to be capable of evaluating the risk of investment in the Company and to make an informed decision relating thereto or has engaged and used an experienced investment advisor to assist each such holder to evaluate the risk of investment in the Company.  Each holder has the financial capability for making the investment, can afford a complete loss of the investment, and the investment is a suitable one for such holder.  Prior to the execution and delivery of this Agreement, such holder has had the opportunity to ask questions of and receive answers from representatives of the Company and the Company concerning the finances, operations, business and prospects of the Company.

SECTION 3.06       Securities Act Restrictions.  Each holder acknowledges that the certificates evidencing the Securities will bear a legend reflecting the restrictions on the transfer of such securities under the Securities Act, except for the certificate to be issued to the order of YA representing all of its shares of Series J Preferred.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01       Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by e-mail or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:

Homeland Security Capital Corporation
4601 Fairfax Drive, Suite 1200
Arlington, VA 22203
Attention: CEO
Fax No. (703) 528-0649

If to a holder, at such holder’s address as set forth on Schedule 1 hereto.

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand or e-mail, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

SECTION 4.02       Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

SECTION 4.03       Modifications, Amendments and Waivers.  The terms and conditions of this Agreement may be modified, amended or waived only by written agreement executed by all parties hereto.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

SECTION 4.04       Assignment.  Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties.

SECTION 4.05       Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.  Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third party beneficiary of this Agreement.

SECTION 4.06       Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 4.07       Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the Delaware Court of Chancery.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court.

SECTION 4.08       Severability.  In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 4.09       Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

SECTION 4.10       Enforcement.  Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

SECTION 4.11       Reliance.  The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

SECTION 4.12       Expenses.  Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

SECTION 4.13       Counterparts.  This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank. Signature Pages to Follow.]

IN WITNESS WHEREOF, each of the parties has executed this Exchange Agreement as of the day and year first written above.

TIMIOS NATIONAL CORPORATION

		By:	/s/ C. Thomas McMillen
		Name:	C. Thomas McMillen
		Title:	President and CEO

THE HOLDERS:

YA GLOBAL INVESTMENTS, L.P.

By:	Yorkville Advisors, LLC, its
Investment Manager

By:	/s/ David Gonzalez
Name: David Gonzalez
	Title: Member and General Counsel		/s/ C. Thomas McMillen
C. Thomas McMillen

/s/ Michael T. Brigante			/s/ Trevor Stoffer
Michael T. Brigante			Trevor Stoffer

FFZ Family Trust

By:	/s/ Zev E. Kaplan, TTE		/s/ Raymond Davison
	Zev E. Kaplan, Trustee		Raymond Davison

/s/ Leonard Splane			/s/ Timothy Splane
Leonard Splane			Timothy Splane

/s/ Yutaka Sarumaru			/s/ Ross English
Yutaka Sarumaru			Ross English

SCHEDULE 1

Name and Address of Holder	Securities and/or Debt Being Exchanged	Number of Shares of Series J Preferred	Number of Shares of Common Stock

YA Global Investments, L.P. 101 Hudson Street Jersey City, NJ 07032 Attention of Mark Angelo Telephone: (201) 985-3000 Fax: (201) 985-8266	9,549 Series H Preferred 1,000,000 Series F Preferred YA Notes YA Warrants	2,043,810	0

C. Thomas McMillen 1103 South Carolina Avenue Washington, D.C. 20003 Telephone: (202) 251-4471 Fax: (703) 526-0649	113 Series H Preferred 37 Fiducia Holdings Shares	47,690	1,319,466

Michael T. Brigante 17 Daniel Drive Hillsborough, NJ 08844 Telephone: (908) 359-3802 Fax: (908) 359-0718	23 Series H Preferred 12 Fiducia Holdings Shares	9,548	439,822

FFZ Family Trust 1701 Glenview Drive Las Vegas, NV 89134 Attention of: Zev E. Kaplan Telephone: (702) 266-9060 Fax: (702) 266-9061	57 Series H Preferred	23,810	0

Trevor Stoffer 5305 Via Jacinto Newbury Park, CA 91320 2 Cell: 310-486-1252 Fax: 800-858-0275	157 Series H Preferred 277,776 FRES Preferred	303,809	170,931

Raymond Davison 17737 Sidwell St. Granada Hills, CA 91344 Cell: 661-433-3101 Fax: 800-858-0275	83,334 FRES Preferred	71,429	51,125

Leonard Splane 505 Potomac Court Gibsonia, PA 15044 Telephone: 412-398-0192	55,556 FRES Preferred	47,619	34,186

Timothy Splane 107 Linden Court Seven Fields, PA 16046 Telephone: 412-334-1789	27,778 FRES Preferred	23,810	17,247

Yutaka Sarumaru 10206 Independence Ave., #5 Chatsworth, CA 91311 Telephone: 818-470-0832	27,778 FRES Preferred	23,810	17,247

Ross English 5336 Beard Avenue S Minneapolis, MN 55410 Telephone: 469-774-1491 Fax: 800-858-0275	27,778 FRES Preferred	23,810	17,247

SCHEDULE 2-A

UCC FINANCING STATEMENTS TO BE TERMINATED

File Number	Date Filed	Jurisdiction	Debtor	Lender

2008 0089078	March 17, 2008	Nevada	Celerity Systems, Inc.	YA

SCHEDULE 2-B

UCC FINANCING STATEMENTS TO BE AMENDED

File Number	Date Filed	Jurisdiction	Debtor	Lender

2007 2121167	June 6, 2007	Delaware	HSCC	YA
2008 0936417	March 17, 2008	Delaware	HSCC	YA
20111111605102	November 15, 2011	Pennsylvania	CSS	YA